Exhibit 8.2

Watson, Farley & Williams (New York) LLP

Our reference: 25246.50005/19121647 v1	1133 Avenue of the Americas
New York, New York 10036

Tel (212) 922 2200

Fax (212) 922 1512
November 24, 2010
Teekay LNG Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3
Dear Sirs:
We have acted as special counsel to Teekay LNG Partners L.P. (the “Partnership”) on matters of Marshall Islands law (“Marshall Islands Law”), in connection with the Partnership’s Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 24, 2010 (the “Registration Statement”) relating to the proposed offer and sale of up to 1,052,749 of the Partnership’s limited partnership common units (the “Common Units”), that may be sold by or on behalf of a certain selling unitholder of the Partnership listed on Schedule I hereto (the “Selling Shareholder”) or its donees, pledgees, transferees or other successors in interest. The Common Units were previously issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the share purchase agreement dated as of November 4, 2010 (the “Share Purchase Agreement”) between the Partnership, a subsidiary of the Partnership, and the Selling Shareholder. The number of Common Units being offered pursuant to the Registration Statement by the Selling Shareholder is listed on Schedule I hereto.
As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:
(i)	the Registration Statement; and
(ii)	such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Partnership or affiliates of the Partnership as we have deemed relevant and necessary.
In such examination, we have assumed: (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iii) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (iv) the completeness of each
London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P. November 24, 2010	Page 2
document submitted to us and (v) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.
This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
Based on the facts as set forth in the Registration Statement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Registration Statement under the caption “Non-United States Tax Considerations — Marshall Islands Tax Considerations” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Watson, Farley & Williams (New York) LLP with respect to such matters as of the date of the Registration Statement and accurately state our views as to the tax matters discussed therein (except for the representations and statements of fact of the Partnership included under such caption, as to which we express no opinion).
We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP

Schedule I

Common Units Offered
in the Registration
Selling Shareholder	Statement

Exmar NV	1,052,749

Total:	1,052,749